Filed Pursuant to Rule 424(b)(7)

File No. 333-201398

PROSPECTUS SUPPLEMENT NO. 2

(To prospectus dated January 8, 2015, as supplemented by

prospectus supplement dated June 16, 2015)

1,385,587 Shares

STIFEL FINANCIAL CORP.

Common Stock

This prospectus supplement no. 2 relates to the offer and resale by the selling stockholders of up to an aggregate of 1,385,587 shares of our common stock, which we issued to such selling stockholders in connection with our acquisition of Sterne Agee Group, Inc.

You should read this prospectus supplement no. 2 together with the prospectus dated January 8, 2015 (the “Prospectus”) and the prospectus supplement dated June 16, 2015 (the “Prior Prospectus Supplement” and collectively with the Prospectus, the “Prior Prospectus Documents”), which should be delivered with this prospectus supplement no. 2. This prospectus supplement no. 2 is not complete without, and may not be delivered or used except in conjunction with, the Prior Prospectus Documents and any amendments or supplements thereto. This prospectus supplement no. 2 is qualified by reference to the Prior Prospectus Documents, except to the extent that the information provided by this prospectus supplement no. 2 supersedes or supplements information contained in the Prior Prospectus Documents.

Investing in our common stock involves risks. See “Risk Factors” on page S-3 of the Prior Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement no. 2 or the Prior Prospectus Documents are truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 22, 2015

ABOUT THIS PROSPECTUS SUPPLEMENT NO. 2

The information in the Prior Prospectus Supplement in the table under the caption “Selling Stockholders” is amended with respect to certain selling stockholders by replacing the information included in the Prior Prospectus Supplement regarding such selling stockholders identified in the “Revised Information Regarding Selling Stockholders” table in this prospectus supplement no. 2 with the information set forth in such table. Such changes result in the reduction of the aggregate number of securities that maybe offered under this prospectus supplement no. 2 and the Prior Prospectus Documents. Other than as set forth in this prospectus supplement no. 2, the Prior Prospectus Documents and the selling stockholder information contained therein shall remain in full force and effect.

SELLING STOCKHOLDERS

Applicable percentage ownership is based on 67,990,709 shares of common stock outstanding as of June 12, 2015. In computing the number of shares of common stock beneficially owned by the selling stockholders and the percentage ownership of the selling stockholders, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by the selling stockholders that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of June 12, 2015.

Revised Information Regarding Selling Stockholders

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering		% of Total Voting Power Before This Offering	Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock Beneficially Owned After this Offering		% of Total Voting Power After This Offering
	Shares	%			Shares	%
Donnelly, Patrick	99	*	*	99	0	—	—
Dusansky, Eric	15,176	*	*	15,176	0	—	—
Eelman, Anthony J.	26	*	*	26	0	—	—
Fedyna, William Egan	2,353	*	*	2,353	0	—	—
Filipponi, Marc J.	485	*	*	485	0	—	—
Finnegan, John G., Jr.	159	*	*	159	0	—	—
Flanagan, Michael D.	2,821	*	*	2,821	0	—	—
Flynn, R. Hayes	825	*	*	825	0	—	—
Gambino, Joseph	119	*	*	119	0	—	—
Getchell, Clarence A.	550	*	*	550	0	—	—
Green, Peyton	207	*	*	207	0	—	—
Harris, Thomas J.	4,081	*	*	4,081	0	—	—
Henley, Ryan	1,175	*	*	1,175	0	—	—
Hutchinson, Robert P.	8,483	*	*	8,483	0	—	—
Jump, William A.	4,124	*	*	4,124	0	—	—
Kaufman, Carey M.	2,801	*	*	2,801	0	—	—
Lappas, Christopher Louis	141	*	*	141	0	—	—
Lee, Jung H.	238	*	*	238	0	—	—
Levy, Sissy Schram	734	*	*	734	0	—	—
Livingston, George K.	1,852	*	*	1,852	0	—	—
Merlo, Adam C.	3,203	*	*	3,203	0	—	—
Metro, Steven	449	*	*	449	0	—	—
Mitchell, Richard	3,561	*	*	3,561	0	—	—
Murphy, Kenneth	3,124	*	*	3,124	0	—	—
Neer, Brandon J.	441	*	*	441	0	—	—
Oelkers, Ryan	2,579	*	*	2,579	0	—	—
O’Kelly, Matthew T.	482	*	*	482	0	—	—
Oppici, Allen	595	*	*	595	0	—	—
Piegza, Lindsey	558	*	*	558	0	—	—
Pitts, John T.	1,568	*	*	1,568	0	—	—
Poe, William H.	1,476	*	*	1,476	0	—	—
Poser, Samuel M.	1,752	*	*	1,752	0	—	—
Rabatin, Brett	1,819	*	*	1,819	0	—	—
Rakesh, Vijay R.	476	*	*	476	0	—	—
Ramuta, John	1,441	*	*	1,441	0	—	—
Reilly, Daniel P.	654	*	*	654	0	—	—
Rhett, Warren B.	2,067	*	*	2,067	0	—	—
Robicheaux, Grant	6,146	*	*	6,146	0	—	—
Robison, Adam	2,175	*	*	2,175	0	—	—
Roncone, Michael	376	*	*	376	0	—	—
Rousse, Amy	291	*	*	291	0	—	—
Saar, Eric	572	*	*	572	0	—	—
Salmon, Robert E.	465	*	*	465	0	—	—
Schmidt, Jeffrey N.	1,794	*	*	1,794	0	—	—
Seton, Jeffrey B.	367	*	*	367	0	—	—
Shiffman, Scott	605	*	*	605	0	—	—
Smith, William Lee	10,559	*	*	10,559	0	—	—
Tam, Miko	29,329	*	*	29,329	0	—	—
Taylor, John R.	6,816	*	*	6,816	0	—	—
Yankus, William L.	331	*	*	331	0	—	—
Zeller-Landau, Nancy	947	*	*	947	0	—	—

*	Less than 1%
(1)	The amounts set forth in this column are the numbers of shares of common stock that may be offered by each selling stockholder using the Prior Prospectus Documents and this prospectus supplement no. 2.